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                      [LETTERHEAD OF BEI MEDICAL SYSTEMS]

                                                                    Confidential

January 29, 1999

Mr. Herb Spoon
President, Chief Executive Officer
BEI Medical Systems Company, Inc.
100 Hollister Road
Teterboro, NJ 07608

Dear Herb,

I have informed you of the Board of Directors' decision to seek other leadership for the Company. Consistent with that action, this letter will record the Company's agreement with you regarding the terms of your separation from BEI Medical Systems Company, Inc.

1. Effective February 1, 1999, you agree to resign and do hereby resign as President and Chief Executive Officer of the Company.

2. You will thereafter continue as a regular employee of the Company in the position of Senior Advisor to the Chairman and President. This assignment will continue until October 31, 1999 unless you elect to terminate your employment at an earlier date.

3. In consideration of your release of the Company as set forth below, the following employment terms and special separation benefits are agreed:

      a) Your base salary will continue at 100% of the present rate through April 1999.

      b) Your base salary will continue at 50% of the present rate from May through October 1999 unless you elect to terminate your employment earlier.

      c) Your entitlement to medical and dental insurance coverage and participation in the Company's 401(k) plan will continue during the remainder of your employment with the Company, but additional vacation accrual, life insurance and disability insurance will terminate as of January 31, 1999.

      d) Subject to your satisfactory service through March, 1999, your entitlement to vesting of 25% of your incentive stock options and restricted stock on April 1, 1999 will be unaffected by your separation in accordance with this Agreement.

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Mr. Herb Spoon
January 29, 1999
Page Two

      e) In addition to the above and in consideration of your assistance in support of arrangements for new financing, the Company will pay you a success fee of $20,000 if we are able to close a new equity-related infusion of at least $2.0 million by May 1, 1999.

4. You will be provided with office space and secretarial support as the Company's Teterboro facility which you may use or not as you judge best. In response to telephone inquiries, the Company will indicate that you are a "Senior Advisor" to the Company.

5. The terms of this separation agreement are to remain confidential.

6. You release and give up all claims and rights which you may have against BEI. This Release applies to claims resulting from anything which has happened up to now. You specifically release the following claims, as well as any other claims you might have against BEI including those of which you are not aware and those not mentioned in the Release:

      a) All claims in connection with your employment and the termination of your employment, including claims under federal and state fair employment practice or discrimination laws, laws pertaining to breach of employment contract or wrongful termination or any other laws relating to your employment.

      b) This does not release BEI from any obligation for benefits due you as of the date of the termination of your employment under the Employee Benefit Plans, such as, but not limited to, the Medical Insurance Plan. This also does not release BEI from claims you may have currently or in the future with respect to matters covered by state worker's compensation laws or unemployment benefit laws.

      c) You will not bring any lawsuit or file any charge or claims against BEI in any court or before any government agency relating to your employment or the termination of your employment.


/s/ Herb Spoon                                /s/ Charles Crocker
-------------------------                     ----------------------------------
Signed & Accepted                             Charles Crocker
                                              Chairman of the Board of Directors
                                              BEI Medical Systems Company, Inc.